EVEREST RE GROUP, LTD.
                               ------------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 23, 2001


TO THE SHAREHOLDERS OF EVEREST RE GROUP, LTD.:


     The Annual General Meeting of Shareholders of Everest Re Group, Ltd. (the "Company"), a Bermuda company, will be held at the Royal Pavilion Hotel, Porters, St. James, Barbados on Wednesday, May 23, 2001 at 11:00 a.m., for the following purposes:

     1. To elect two Class II Directors of the Company, each to serve for a three-year period to expire at the 2004 Annual General Meeting of Shareholders or until such director's successor shall have been duly elected or appointed or until such director's office is otherwise vacated.

     2. To appoint PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2001 and authorize the Board of Directors to set the fees for the independent auditors.

     3. To consider and act upon any other business, if any, as may properly come before the meeting and any and all adjournments thereof.

     The Company's financial statements for the year ended December 31, 2000 together with the report of the Company's auditor in respect of these financial statements, as approved by the Company's Board of Directors, will be presented at this Annual General Meeting.

     Only shareholders of record, as shown by the transfer books (Register of Members) of the Company, at the close of business on March 30, 2001 are entitled to notice of, and to vote at, the Annual General Meeting.

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the postage prepaid envelope provided for that purpose.



                                         By Order of the Board of Directors
                                         Janet J. Burak, Secretary

April 14, 2001
Hamilton, Bermuda

                             EVEREST RE GROUP, LTD.

                                 PROXY STATEMENT
                                 ---------------

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                  MAY 23, 2001

     The enclosed Proxy Card is being solicited on behalf of the Board of Directors (the "Board") for use at the 2001 Annual General Meeting of Shareholders of Everest Re Group, Ltd., a Bermuda company (the "Company"), to be held on May 23, 2001, and at any adjournment thereof. It may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing at the Company's registered office at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda, or voting in person at the Annual General Meeting. All shares represented at the meeting by properly executed proxies will be voted as specified and, unless otherwise specified, will be voted for the election of Kenneth J. Duffy and Joseph V. Taranto as directors and for the appointment of PricewaterhouseCoopers LLP as independent auditors.

     Only shareholders of record at the close of business on March 30, 2001 will be entitled to vote at the meeting. On that date, 46,096,378 common shares, par value $.01 per share ("Common Shares"), were outstanding and entitled to vote. Except as may be provided in the Company's Bye-laws, where voting is by poll, each Common Share is entitled to one vote.

     The election of each nominee for director, and the approval of all other matters to be voted upon at the Annual General Meeting, require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than two persons present in person or by proxy holding in excess of 50% of the issued and outstanding Common Shares entitled to attend and vote at the Annual General Meeting). The Company has appointed inspectors of election to count votes cast in person or by proxy. Common Shares owned by shareholders electing to abstain from voting will be counted towards the presence of a quorum. However, such Common Shares, and Common Shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting (including "broker non-votes"), will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes.

     This Proxy Statement, the attached Notice of Annual General Meeting, the Annual Report of the Company for the year ended December 31, 2000 (including financial statements) and the enclosed Proxy Card are first being mailed to the Company's shareholders on or about April 14, 2001.

     On February 24, 2000, the Company became the holding company for Everest Reinsurance Holdings, Inc. ("Everest Holdings") and its subsidiaries in connection with a restructuring. As a result, all references in this document to the Company prior to February 24, 2000 should be deemed to refer to Everest Holdings and all references to the Common Shares prior to February 24, 2000 should be deemed to refer to the common stock of Everest Holdings.

     All references in this document to "$" or "dollars" are references to the currency of the United States of America.

     The Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the attached Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters. To be properly made, a shareholder proposal must comply with the Company's Bye-Laws and in order for any matter to come before the meeting, it must relate to matters referred to in the attached Notice of Annual General Meeting.

                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE DIRECTOR NOMINEES DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

     The Company's Bye-Laws provide for the division of the Board into three classes, with the directors in each class serving for a term of three years. At the 2001 Annual General Meeting, two nominees for Class II director positions are to be elected to serve until the 2004 Annual General Meeting of Shareholders or until their successors are elected and qualified or until such director's office is otherwise vacated. All of the nominees for election as Class II directors at this meeting, and all directors whose term of office will continue after the meeting, are currently directors of the Company. The Class III director positions will be subject to election at the 2002 Annual General Meeting of Shareholders and the Class I directors will be subject to election at the 2003 Annual General Meeting of Shareholders. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the Board shall recommend, unless the Board reduces the number of directors accordingly. There are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

INFORMATION CONCERNING NOMINEES

     The following information has been furnished by the respective nominees for election of Class II directors for a term expiring in 2004.

     KENNETH J. DUFFY, 71, became a Class II director of the Company on March 12, 1996 and served as a director of Everest Reinsurance Company, a wholly owned subsidiary of the Company ("Everest Re") from March 1996 to February 2000. Mr. Duffy is a retired insurance executive. He served with the insurance holding company, Commercial Union Corporation, and its parent company, CGU plc, from 1948 until his retirement in 1999. He was President and Chief Executive of Commercial Union Corporation from January 1985 to January 1995, Chairman and Chief Executive from January 1993 to January 1995, Chairman from January 1995 to October 1998 and Senior Advisor to CGU plc from October 1998 to December 1999. Until December 1999, he was also a director of Commercial Union Canada Holdings, Ltd. and the President and a director of Curepool (Bermuda) Ltd. He is also a vice president of the Insurance Institute of London and a fellow of the Institute of Risk Management.

     JOSEPH V. TARANTO, 52, a Class II director, became Chairman of the Board and Chief Executive Officer of the Company and Everest Re on October 17, 1994 and served as President of both companies from December 1994 until Mr. Gallagher's election as President on February 24, 1997. Mr. Taranto also serves as a director and Chairman and Chief Executive Officer of Everest Holdings, as a director and Chairman of Everest Reinsurance (Bermuda), Ltd. ("Bermuda Re") and as a director of Everest Re. Mr. Taranto was a director and President of Transatlantic Holdings, Inc. and a director and President of Transatlantic Reinsurance Company and Putnam Reinsurance Company (both subsidiaries of Transatlantic Holdings, Inc.) from 1986 to 1994.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     The following information has been furnished by those directors whose terms of office will continue after the 2001 Annual General Meeting and by the other executive officers.

     MARTIN ABRAHAMS, 68, became a Class I director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Mr. Abrahams, currently retired, served with the accounting firm of Coopers & Lybrand L.L.P. from 1957 and was a partner in that firm from 1969 to 1995.

     JOHN R. DUNNE, 71, became a Class I director of the Company on June 10, 1996 and served as a director of Everest Re from June 1996 to February 2000. Mr. Dunne, an attorney and member of the bar of both New York and the District of Columbia, has since 1994 been counsel to the law firm of Whiteman, Osterman & Hanna in

Albany, New York. Mr. Dunne is a director of CGU Corporation. Mr. Dunne was counsel to the Washington, D.C. law firm of Bayh, Connaughton & Malone from 1993 to 1994. From 1990 to 1993, he served as an Assistant Attorney General for the United States Government, Department of Justice. From 1966 to 1989, Mr. Dunne served as a New York State Senator while concurrently practicing law as a partner in New York law firms.

     THOMAS J. GALLAGHER, 52, became a Class III director of the Company on March 13, 1996. Mr. Gallagher also serves as a director of Everest Re, having first been elected to that position in 1987. Elected President and Chief Operating Officer of both the Company and Everest Re on February 24, 1997, Mr. Gallagher had been Executive Vice President of both companies since December 1995 and a Senior Vice President of the Company since 1994 and of Everest Re since 1989. Since joining Everest Re in 1975, he has served as an underwriter in the facultative and treaty departments, as vice president in charge of the facultative department and as vice president in charge of the treaty casualty department. Mr. Gallagher also serves as Deputy Chairman of the Company, as a director and President of Everest Holdings, as a director and Deputy Chairman of Bermuda Re, as a director and Chairman of Everest Global Services, Inc. ("Everest Global"), as a director and Chairman of Everest National Insurance Company ("Everest National"), as a director and Chairman of Everest Insurance
Company of Canada ("EVCAN"), as a director and Chairman of Mt. McKinley Insurance Company ("Mt. McKinley"), as a director and Chairman and Chief Executive Officer of Everest Indemnity Insurance Company ("Everest Indemnity"), as a director of WorkCare Southeast, Inc. ("WorkCare Southeast") and WorkCare Southeast of Georgia, Inc. ("WorkCare Georgia"), and as director and Chairman of CRA-CO Holdings, Ltd. ("CRA-CO"), Southeastern Security Insurance Company
("Southeastern") and Adjusters Unlimited, Inc. ("AUI"), all of which are subsidiaries of the Company.

     WILLIAM F. GALTNEY, JR., 48, became a Class III director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Since 1983, Mr. Galtney has been the Chairman and Chief Executive Officer of Healthcare Insurance Services, Inc., a managing general and surplus lines agency indirectly owned by The Galtney Group, Inc. ("GGI"), a holding company in which he has an ownership interest and of which he is also Chairman and Chief Executive Officer. Mr. Galtney also serves as either the chairman or a director of various subsidiaries and affiliates of GGI. Mr. Galtney is also a director of Mutual Risk Management Ltd.

     STEPHEN L. LIMAURO, 49, is an executive officer of the Company and became Comptroller of the Company and Everest Re on September 25, 1997 and Chief Financial Officer and Treasurer of the Company and Everest Re on November 17, 1999. He became Executive Vice President of the Company and Everest Re on September 21, 2000. He became a Senior Vice President of the Company and Everest Re on February 23, 1999. He served as Assistant Comptroller of Everest Re from June 20, 1988 until September 25, 1997. From May 1995 until September 1997, he was Vice President, Treasurer and Assistant Comptroller of the Company. Mr. Limauro is also a director, Executive Vice President, Chief Financial Officer, Treasurer and Comptroller of Everest Holdings and a director of Bermuda Re, Everest Re, Everest National, Everest Indemnity and AFC Re Ltd. ("AFC"), which are subsidiaries of the Company. He also serves as a director and Treasurer of EVCAN. He serves as a director and President of Everest Re Holdings, Ltd. ("ERHL"), a subsidiary of Everest Re, and of Everest Global and is Chief
Financial Officer of WorkCare Southeast and WorkCare Georgia and Chief Accountant of WorkCare, Inc. ("WorkCare"). He also serves as a director, Senior Vice President and Chief Financial Officer of CRA-CO, Southeastern and AUI, all of which are subsidiaries of the Company. He also serves as a director, Vice President and Comptroller of Mt. McKinley and served as Comptroller of Mt. McKinley Managers, L.L.C. until November 6, 2000. Prior to the restructuring, Mr. Limauro was a director and Chairman of the Company.

     JANET J. BURAK, 50, is an executive officer of the Company and became Vice President, General Counsel and Secretary of the Company upon its organization on November 11, 1993. She became a Senior Vice President of the Company and Everest Re on January 31, 1994. Ms. Burak has served as General Counsel of Everest Re since 1985 and in 1986 was appointed Secretary. Ms. Burak is also Senior Vice President, Secretary and General Counsel of Everest Holdings and Everest Global, a director of Bermuda Re and a director and Assistant Secretary of

Everest National and Everest Indemnity. She is a director, Vice President and Assistant Secretary of ERHL, Vice President and Secretary of Mt. McKinley, Secretary of EVCAN and Assistant Secretary of Mt. McKinley Managers, L.L.C., WorkCare Southeast and WorkCare Georgia. She serves as Associate General Counsel of WorkCare. She also serves as an Assistant Secretary of CRA-CO, Southeastern and AUI, all of which are subsidiaries of the Company. Prior to the restructuring, Ms. Burak was a director and Deputy Chairman of the Company.

     PETER J. BENNETT, 50, is an executive officer of the Company and became Senior Vice President on May 23, 2000. He serves as Managing Director and Chief Executive Officer of Bermuda Re and is a director and Vice President of AFC. Mr. Bennett was President of the Citadel Group Representatives, Inc. from 1985 to 1987 and from 1990 to 2000.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board conducts its business through its meetings and meetings of its committees. Six meetings of the Board were held in 2000. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served. The Board currently maintains Audit and Compensation Committees. The Board does not maintain a nominating committee or other committee performing similar functions.

     AUDIT COMMITTEE

     The Audit Committee was created by the Board on March 21, 1996. The principal purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to governmental bodies or the public, (ii) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established and (iii) the Company's auditing, accounting and financial reporting processes generally. The Audit Committee relies upon appropriate Company financial and legal personnel and the Company's independent auditors to review the Company's internal controls and financial statements, audit findings and significant accounting and reporting issues. The Audit Committee adopted a Charter on May 23, 2000 that is attached to this Proxy Statement as Exhibit A.

     The current members of the Audit Committee are Mr. Abrahams, Mr. Duffy and Mr. Dunne, none of whom are employees or officers of the Company and all of whom meet the independence standards of the New York Stock Exchange. Mr. Abrahams served as Chairman in 1997 and until February 26, 1998. Mr. Dunne was designated Chairman effective February 26, 1998 and is currently serving in that position. The Audit Committee held three meetings in 2000.

     COMPENSATION COMMITTEE

     The Compensation Committee exercises authority with respect to all compensation and benefits afforded all officers at the Senior Vice President level and above, the Designated Executive Officers (as defined herein), and the Company's Chief Financial Officer, Comptroller and Treasurer and the Company's General Counsel and Secretary. The Compensation Committee also has oversight responsibilities for the administration of the Company's Annual Incentive Plan, the 1995 Stock Incentive Plan and the Executive Performance Annual Incentive Plan.

     The current members of the Compensation Committee are Mr. Abrahams and Mr. Duffy, neither of whom are current or former employees or officers of the Company. Mr. Duffy has been designated to serve as Chairman. The Compensation Committee held two meetings and acted by unanimous written consent on one occasion in 2000.

COMMON SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Shares as of March 30, 2001 by the directors of the Company, by the designated executive officers listed in the Summary Compensation Table (the "Designated Executive Officers") and by all directors and executive officers of the Company as a group. Information in this table was furnished to the Company by the respective directors and Designated Executive Officers. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting power and sole dispositive power with respect to the shares shown in the table to be owned by that person.

                                           AMOUNT AND NATURE OF     PERCENT OF
  NAME OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP     CLASS (11)
  -----------------------                  --------------------      ---------
  Martin Abrahams .......................        14,828(1)              *
  Kenneth J. Duffy ......................        14,128(2)              *
  John R. Dunne .........................        13,948(3)              *
  Thomas J. Gallagher ...................       114,727(4)              *
  William F. Galtney, Jr. ...............       165,228(5)              *
  Joseph V. Taranto .....................       547,142(6)              *
  Stephen L. Limauro ....................        21,200(7)              *
  Janet J. Burak ........................        26,300(8)              *
  Peter J. Bennett ......................         4,000(9)              *
  All directors and executive
  officers as a group (9 persons) .......       821,501(10)             1.78%

-----------
* Less than 1%

(1) Includes 9,056 shares purchasable upon the exercise of stock options exercisable within 60 days of March 30, 2001.

(2) Includes 9,056 shares purchasable upon the exercise of stock options exercisable within 60 days of March 30, 2001.

(3) Includes 8,876 shares purchasable upon the exercise of stock options exercisable within 60 days of March 30, 2001.

(4) Includes 105,100 shares purchasable upon the exercise of stock options exercisable within 60 days of March 30, 2001.

(5) Includes 151,600 shares owned by Galtney Family Investors, Ltd., a limited partnership in which Mr. Galtney maintains a beneficial ownership and for which he serves as the General Partner. Also includes 9,056 shares purchasable upon the exercise of stock options exercisable within 60 days of March 30, 2001.

(6) Includes 197,000 shares purchasable upon the exercise of stock options exercisable within 60 days of March 30, 2001.

(7) Includes 3,000 shares of restricted stock issued to Mr. Limauro under the Company's 1995 Stock Incentive Plan. Such stock may not be sold or transferred until the vesting requirements have been satisfied. Also includes 17,800 shares purchasable upon the exercise of stock options exercisable within 60 days of March 30, 2001.

(8) Includes 1,000 shares of restricted stock issued to Ms. Burak under the Company's 1995 Stock Incentive Plan. Such stock may not be sold or transferred until the vesting requirements have been satisfied. Also includes 23,700 shares purchasable upon the exercise of stock options exercisable within 60 days of March 30, 2001.

(9) Includes 4,000 shares purchasable upon the exercise of stock options exercisable within 60 days of March 30, 2001.

(10) Includes 383,644 shares purchasable upon the exercise of stock options exercisable within 60 days of March 30, 2001.

(11) Based on 46,096,378 total Common Shares outstanding and entitled to vote as of March 30, 2001.

PRINCIPAL HOLDERS OF COMMON SHARES

     To the best of the Company's knowledge, the only beneficial owners of more than 5% of the outstanding Common Shares as of December 31, 2000 are set forth below. This table is based on information provided in Schedule 13Gs filed with the Securities and Exchange Commission by each of the parties listed in the table.

                                                NUMBER OF SHARES   PERCENT OF
    NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIALLY OWNED     CLASS
    ------------------------------------       ------------------  ---------
    FMR Corp. ...............................     5,342,305 (1)     11.652%
    82 Devonshire Street
    Boston, Massachusetts 02109

    Morgan Stanley Dean Witter & Co. ........     2,572,621 (2)      5.61%
    1585 Broadway
    New York, New York 10036

---------
(1) FMR Corp. reports in its Schedule 13G that it has sole voting power with respect to 184,410 Common Shares, shared voting power with respect to 0 Common Shares, sole dispositive power with respect to 5,342,305 Common Shares and shared dispositive power with respect to 0 Common Shares.

(2) Morgan Stanley Dean Witter & Co. reports in its Schedule 13G that it has sole voting power with respect to 0 Common Shares, shared voting power with respect to 2,441,921 Common Shares, sole dispositive power with respect to 0 Common Shares and shared dispositive power with respect to 2,572,621 Common Shares.

DIRECTORS' COMPENSATION

     Each member of the Board who is not otherwise affiliated with the Company as an employee and/or officer ("Non-Employee Director") was compensated in 2000 for services as a director and was also reimbursed for out-of-pocket expenses associated with each meeting attended. The annual compensation for 2000 of the Non-Employee Directors was $46,125. Compensation was paid in four installments by the issuance of Common Shares. Compensating the Non-Employee Directors with Common Shares is intended to align their interests with those of the Company's shareholders. The value of Common Shares issued is calculated based on the average of the highest and lowest sale prices of the Common Shares on the installment dates or, if no sale is reported for that day, the next preceding day for which there is a reported sale. For 2000, each of the Non-Employee Directors was issued a total of 1,378 shares as compensation for his services as a director in accordance with this procedure. As of January 1, 2001, the value of these shares for each Non-Employee director was $98,699 based upon the $71.625 closing price of a Common Share on December 29, 2000.

     In addition, the Company has adopted the 1995 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), which is designed to maintain the Company's ability to attract and retain the services of experienced and highly qualified outside directors and to create a proprietary interest in the Company's continued success. Each of the Non-Employee Directors on the Board is awarded options to purchase that number of Common Shares equal to $50,000 divided by the fair market value of such shares as of the date he is initially appointed to the Board, with an exercise price equal to that fair market value. As defined in the Directors' Plan, the fair market value is determined by averaging the highest and lowest trading prices of the Common Shares on the date of the option award.

     Upon their initial appointment to the Board on March 12, 1996, Mr. Abrahams, Mr. Duffy, and Mr. Galtney were each granted options to purchase 2,216 Common Shares at an exercise price of $22.5625 per share. Upon his initial appointment to the Board on June 10, 1996, Mr. Dunne was granted options to purchase 2,036 Common Shares at an exercise price of $24.5625 per share. Pursuant to a Stock Option Agreement for Non-Employee Directors dated February 23, 2000, each of the foregoing four directors was granted options to purchase 7,500 Common Shares at an exercise price of $25.3438 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid or accrued for the last three fiscal years with respect to the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers as of December 31, 2000 (the "Designated Executive
Officers"),   for  services   rendered  by  them  to  the  Company  and  to  its
subsidiaries.


                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                       ANNUAL COMPENSATION                                 AWARDS
                                    ------------------------                    ---------------------------
                                                                                  RESTRICTED    SECURITIES     ALL OTHER
                                                               OTHER ANNUAL         STOCK       UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    SALARY($)  BONUS($)(1)  COMPENSATION(2)   AWARD(S)($)(3)   OPTIONS(#)     ($)(4)
----------------------------  ----   ---------   -----------  ---------------   --------------  -----------  ------------
Joseph V. Taranto            2000    $1,000,000   $1,400,000        --                 --         100,000       $31,050
  Chairman of the Board      1999       964,387    1,150,000        --                 --          80,000        18,461
  and Chief Executive        1998       945,426      745,660        --                 --         150,000        23,804
  Officer

Thomas J. Gallagher          2000       371,923      350,000        --                 --          33,000        12,369
  President and Chief        1999       341,538      300,000        --                 --          30,000        14,138
  Operating Officer          1998       338,654      225,000        --                 --          27,500        13,544

Stephen L. Limauro           2000       194,300      175,000        --              $141,750       10,000         6,917
  Executive Vice President   1999       172,992      100,000        --                 --           8,000         5,918
  Chief Financial Officer    1998       170,339       65,000        --                 --           6,000         5,800
  and Comptroller

Janet J. Burak               2000       181,869      100,000        --                 --           9,000         6,495
  Senior Vice President      1999       173,923       80,000        --                 --           8,000         6,184
  General Counsel            1998       174,654       60,000        --                 __           8,000         5,948
  and Secretary

Peter J. Bennett             2000       152,885      100,000      41,001               --          20,000         5,663
  Senior Vice President of   1999        --           --            --                 --           --             --
  Everest Re Group, Ltd.     1998        --           --            --                 --           --             --
  and Managing Director
  and Chief Executive
  Officer of Bermuda Re

--------
(1) Represents compensation earned by the Designated Executive Officers for the years ended December 31, 2000, December 31, 1999 and December 31, 1998 pursuant to the Company's Annual Incentive Plan. In addition, the amounts shown for Mr. Taranto for 1998 includes $279,760 pursuant to the Chief Executive Officer's Bonus Plan that was in effect at that time but which was not adopted by the Board at the restructuring in 2000. The amounts shown for Mr. Taranto for 1999 and 2000 include $1,150,000 and $1,400,000 respectively pursuant to the Executive Performance Annual Incentive Plan.

(2) The amount reported includes $40,000 paid to Mr. Bennett in 2000 as a housing allowance and $1,001 as reimbursement of expenses incurred by him to move household items to Bermuda, both of which were provided under the terms of his employment agreement with Bermuda Re.

(3) The amount reported represents the value of the Common Shares underlying the restricted stock at the date of grant, without taking into account any diminution in value attributable to the restrictions on such stock. An award of restricted stock to Mr. Limauro was made on September 21, 2000; the closing price of a Common

     Share on the New York Stock Exchange on that date was $47.25. This restricted stock award vests at the rate of 20% per year over a five-year period. As of December 31, 2000, Mr. Limauro held 3,000 restricted Common Shares valued at $214,875, based on $71.625 as the average of the high and low trading prices of a Common Share on the New York Stock Exchange on December 29, 2000. Dividends are paid quarterly on these restricted Common Shares at the same rate as dividends paid on Common Shares held by public shareholders.

(4) For 2000, represents: (i) the following term life and accidental death and dismemberment insurance premiums paid by the Company on behalf of the Designated Executive Officers: (a) Mr. Taranto--$1,050, (b) Mr. Gallagher--$1,050, (c) Mr. Limauro--$846, (d) Ms. Burak--$797 and (e) Mr. Bennett--$375; and (ii) the following employer contributions to qualified and non-qualified employee savings plans: (a) Mr. Taranto--$30,000, (b) Mr. Gallagher--$11,319, (c) Mr. Limauro--$6,071, (d) Ms. Burak--$5,698; and
     (iii) the following employer contribution to a qualified savings plan: Mr. Bennett--$5,288.

     STOCK OPTION GRANTS

     The following table sets forth certain information concerning stock options granted under the Company's 1995 Stock Incentive Plan during 2000 to the Designated Executive Officers.

                     OPTION /SAR GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                        ----------------------------------------------------------------------------------
                                   NUMBER OF      % OF TOTAL
                                  SECURITIES     OPTIONS/SARS
                                  UNDERLYING      GRANTED TO     EXERCISE OR                    GRANT DATE
                                 OPTIONS/SARS    EMPLOYEES IN    BASE PRICE     EXPIRATION     PRESENT VALUE
             NAME               GRANTED (#)(1)  FISCAL YEAR(2)     ($/SH)        DATE (3)         ($)(4)
            -------             --------------- --------------   -----------   ------------   --------------
Joseph V. Taranto ..........        100,000        22.60%         $25.3438       02/23/10       $1,313,260
Thomas J. Gallagher ........         33,000         7.46           25.3438       02/23/10          433,376
Stephen L. Limauro .........         10,000         2.26           25.3438       02/23/10          131,326
Janet J. Burak .............          9,000         2.03           25.3438       02/23/10          118,193
Peter J. Bennett ...........         20,000         4.52           34.25         05/23/10          354,952

---------
(1) Represents non-qualified stock options granted to Mr. Taranto, Mr. Gallagher, Mr. Limauro and Ms. Burak on February 23, 2000 and to Mr.
     Bennett on May 23, 2000, all of which become exercisable in 20% installments each year commencing with the first anniversary of the grant dates, as long as employment with the Company or its subsidiaries continues. These stock options were granted with an exercise price equal to 100% of the fair market value of a Common Share on the date of grant. No SARs were granted in 2000.

(2) Based upon 442,300 non-qualified stock options granted to all employees in 2000.

(3) Exercisable options expire unless exercised within three years following termination of employment due to retirement, disability or death or within three months following termination of employment due to resignation or dismissal. Generally, if employment terminates because of death, retirement upon attaining age 65 or because of disability, unexercisable options become immediately exercisable until the earlier of: (a) three years after death or such termination; or (b) ten years from the date of grant.

(4) The grant date present value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model, modified to
     include   dividends,   with  the   following   assumptions:

     (a) Expected Volatility--The annualized standard deviation of the continuously compounded rate of return on the underlying stock, based on the closing price observations for the twelve-month period ended December 31, 2000, which was 45.84%.

     (b) Risk Free Rate of Return--The rate available, on the date of grant, on zero-coupon U.S. government issues with a remaining term comparable to the expected life of the options as reported over the Bloomberg wire service, which was 5.2%.

(c) Dividend Yield--The yield calculated by dividing the estimated annualized dividend rate of the Common Shares in the amount of $.24 per share by the weighted average fair market value of the stock on the date of grant, which resulted in an assumed dividend yield of 0.9%.

(d)  Expected   Life--The   average  length  of  time  before  assumed  exercise
     reflecting vesting provisions and maximum exercise period, which was 7.5 years.

STOCK OPTION EXERCISES AND OPTION VALUES

     The following table table sets forth certain information concerning the number and value of unexercised stock options at the end of 2000 held by the Designated Executive Officers.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                             OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                         ACQUIRED ON        VALUE             AT FY-END(#)                 AT FY-END($)(2)
NAME                     EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------                 ------------   --------------   -----------   -------------  -----------   -------------
Joseph V. Taranto              0                 0        161,000       294,000       $6,109,967   $11,850,806
Thomas J. Gallagher            0                 0         92,500        88,500        4,315,452     3,656,981
Stephen L. Limauro         4,000           161,250         14,200        22,800          622,556       960,037
Janet J. Burak             5,000           197,188         20,300        24,700          889,321     1,021,380
Peter J. Bennett               0                 0              0        20,000                0       755,000

-----------
(1) For Ms. Burak, based upon an exercise price of $16.75 per share and a fair-market value of $56.1875 per share on the date of exercise, November 6, 2000. For Mr. Limauro, based upon an exercise price of $16.75 per share and a fair-market value of $57.0625 per share on the date of exercise, November 1, 2000.

(2) Based on the year-end fair market value of Common Shares of $71.625, which is calculated by averaging the high and low trading prices on December 29, 2000 on the New York Stock Exchange. The value of the options is computed by subtracting the exercise prices of the options from their fair market values and multiplying the difference by the number of shares underlying the options at the applicable exercise prices.

COMPENSATION COMMITTEE REPORT

  I. Executive Compensation Policy

     OVERVIEW. The Company's executive compensation program in 2000 was designed to attract, retain and motivate highly talented individuals whose abilities are critical to the success of the Company. Compensation policies that attract personnel of this caliber are particularly important for a relatively new public entity like the Company. The Company's compensation program is guided by the following fundamental principles:

     o Compensation of executive officers is based on the level of job responsibility, the performance of the Company and the performance of the individual.

     o    Total  compensation   levels  are  designed  to  be  competitive  with
          compensation paid by organizations of similar stature.

     o Compensation should align the interests of the executive officers with those of the Company's shareholders by basing a significant part of total compensation on the long-term performance of the Common Shares.

     The Company's executive compensation program in 2000 achieved the objectives described above and was a significant factor in attaining a high level of corporate performance and increased shareholder value throughout the year. In establishing executive compensation, the various components of compensation are considered collective-
ly in order to properly assess the appropriateness of the Company's program relative to the attainment of its objectives. The Company's executive compensation program consists of two key elements: (i) an annual component, I.E., base salary and annual bonus and (ii) a long-term component, I.E., stock options, stock appreciation rights, restricted stock and stock awards.

     The Compensation Committee reviewed a variety of factors of historical and projected Company performance in determining executive compensation. In the course of this review, the Compensation Committee considered the Company's long-term compensation goals, the Company's financial performance and the compensation practices of other reinsurers through a review of publicly available information. In reviewing these factors, the Compensation Committee was able to assess the overall performance of the Company and its prospects for the future to establish an acceptable range for executive compensation.

  II. Components Of Executive Compensation

     A. ANNUAL COMPENSATION

     In 2000, annual compensation for executive officers of the Company consisted of two components-base salary and a cash payment under the Company's Executive Performance Annual Incentive Plan (in the case of Mr. Taranto) or the Company's Annual Incentive Plan (in the case of the other executive officers). The base salary for Mr. Taranto was subject to the terms of his current employment agreement (see "Employment and Change of Control Agreements--Mr. Taranto" below). The base salaries for the other executive officers were determined by the Compensation Committee based on each executive officer's performance and, as previously discussed, the Company's performance and the range of compensation of executive officers with similar responsibilities in comparable companies.

     Annual bonuses paid to executive officers under the Annual Incentive Plan and the Executive Performance Annual Incentive Plan are a significant element of the executive compensation program. Under the Annual Incentive Plan, the Company may make cash payments each year to employees who hold positions of significant responsibility and/or whose performance or potential contribution, in the judgment of the Committee, will contribute materially to the success of the Company and/or its subsidiaries. The Annual Incentive Plan is designed to provide incentive to those employees; to reward their accomplishments; to motivate future accomplishments; and to aid in attracting and retaining employees of the caliber necessary for the continued success of the Company. The Compensation Committee has discretion to determine the amounts of individual awards under the Annual Incentive Plan based on such criteria and factors as the Committee in its sole discretion may determine and after considering recommendations made by the Chief Executive Officer of the Company. The aggregate amount available for all awards each year is determined annually by the Compensation Committee based upon performance goals established by the Committee. The determination of individual awards is subjective in nature and is influenced by the Compensation Committee's perception of the importance of an individual's contributions to the overall success of the Company. To evaluate corporate performance, the Compensation Committee considered the following factors related to the Company's 2000 financial results: after-tax operating income, return on equity and earnings growth.

     The Compensation Committee has arrived at total compensation for each of the Designated Executive Officers that it believes is appropriate to the Company's performance and their individual contributions.

     The Executive Performance Annual Incentive Plan was approved by the Company's shareholders on May 20, 1999. Each year the Compensation Committee selects executive officers of the Company and its subsidiaries who will be eligible that year to participate in the Executive Performance Annual Incentive Plan. Currently, only Mr. Taranto, the Company's Chairman and Chief Executive Officer, is a participant (see "Chief Executive Officer Compensation" below). Each year, the Compensation Committee establishes in writing objective performance goals for each participant, which, if attained, will entitle such participant to specific award amounts that will be paid to each participant. Each participant's performance is measured by any of the following performance criteria: net income before or after taxes, operating income before or after taxes, premiums earned, earnings per share, return on share-holders' equity, return on assets, appreciation in and/or maintenance of the price of the Common Shares or any other publicly traded securities of the Company, comparisons with various stock market indices, market share, statutory combined ratio, expense ratio, reductions in costs and expense growth, or gross or net premium growth. The Compensation Committee establishes an objective method by which award amounts are calculated under the plan. The maximum award amount any one participant may be awarded in one year is $2 million. The Compensation Committee, in its sole discretion, may eliminate or reduce but not increase any award determination. The plan provides that the total amount of awards granted to all participants in any one year may not exceed 10% of the Company's average annual income before taxes for the preceding five years.

     B. LONG-TERM COMPENSATION

     In 2000, the long-term incentive used for executive officers was provided under the 1995 Stock Incentive Plan. Awards under this plan are intended to reinforce management's long-term perspective on corporate performance and provide an incentive for key executives to remain with the Company for the long-term.

     Awards under the 1995 Stock Incentive Plan are a significant element of the Company's executive compensation program. Compensation derived from share ownership provides a strong incentive to increase shareholder value, since the value of this compensation is determined by changes in the price of the Common Shares over the term of each award. Awards under the 1995 Stock Incentive Plan may take the form of stock options, stock appreciation rights, restricted stock or stock awards. Stock options, the principal form of long-term incentive compensation under the 1995 Stock Incentive Plan, encourage retention because they carry a five-year vesting period and, if not exercised, are generally forfeited if the employee leaves the Company before retirement. In addition, stock options, granted at the fair market value on the date of grant and with terms not to exceed 10 years, are designed to keep management and professional employees oriented to growth over the long-term and not simply to short-term profits. Awards are granted subjectively at the discretion of the Compensation Committee based on a variety of factors, including a recipient's demonstrated past and expected future performances, as well as a recipient's level of responsibility with the Company and his or her ability to affect shareholder value.

     Since the institution of the 1995 Stock Incentive Plan, the Committee has granted employees 2,305,900 options to purchase Common Shares. Awards granted to the Company's Designated Executive Officers during 2000 are summarized under the captions "Options/SARs Grants in Last Fiscal Year" and "Summary Compensation Table" above. When granting these awards, the Compensation Committee took into account prior grants to these individuals under the 1995 Stock Incentive Plan and determined that the 2000 grants were appropriate and in the best interests of the Company.

     The Company does not have a long-term cash bonus plan in effect. The Company currently intends to rely on the 1995 Stock Incentive Plan as the sole means of long-term compensation believing compensation in the form of share ownership increases long-term value for the shareholders while compensating individual employees for superior performance.

  III. Deductibility Cap On Executive Compensation

     Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of a publicly-held company to take a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer or to any of its four other most highly paid executive officers. However, compensation is exempt from this limit if it qualifies as "performance-based compensation." To preserve this deduction, the Company has designed its incentive plans to constitute "performance-based compensation" and not be counted toward the $1 million limit. Although the Compensation Committee will consider deductibility under section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and the subsidiaries may enter into compensation arrangements under which payments would not be deductible under section 162(m).

  IV. Chief Executive Officer Compensation

     In 2000, Mr. Taranto's compensation was based on the terms of the Second Employment Agreement with the Company and Everest Re (see "Employment and Change of Control Agreements--Mr. Taranto" below) and consisted of base salary and non-qualified stock options as set forth in that section. The Compensation Committee also approved a $1,400,000 cash payment to Mr. Taranto under the Executive Performance Annual Incentive Plan for fiscal year 2000 (see "Summary Compensation Table" and "Annual Compensation" above). This performance-based award was calculated as a function of the Company's actual earnings per share in 2000 in accordance with a formula previously established by the Compensation Committee.

               Kenneth J. Duffy              Martin Abrahams

AUDIT COMMITTEE REPORT

     The Audit Committee ("Committee") has reviewed and discussed with management, which has primary responsibility for the financial statements, and with the Company's independent auditors, the audited financial statements for the year ended December 31, 2000 (the "Audited Financial Statements"). In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent auditing firm, the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee also has discussed with management of the Company and with PricewaterhouseCoopers LLP such other matters and received such assurances from them as were deemed appropriate.

     The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and has discussed with that firm its independence. The Committee has considered whether the performance by PricewaterhouseCoopers LLP of the non-audit services disclosed under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining their independence.

     Based on the foregoing review and discussions and relying thereon, the Audit Committee has recommended to the Company's Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report for the year ended December 31, 2000 on Form 10-K.

     The fees billed to the Company by PricewaterhouseCoopers LLP and its worldwide affiliates in 2000 are as follows:

     Audit Fees: The aggregate fees billed for professional services rendered by the independent auditors for the audit of the Company's financial statements as of and for the year ended December 31, 2000 and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the year were $788,903.

     Financial Information Systems Design and Implementation Fees: The aggregate fees billed for financial information systems design and implementation rendered by the independent auditors during 2000 were $129,233.

     All Other Fees: The aggregate fees billed by the independent auditors during 2000 for non-audit and non-information systems related services were $413,127.

     PricewaterhouseCoopers LLP used no leased employees on the Company's audit engagement.

     Martin Abrahams           Kenneth J. Duffy             John R. Dunne

PERFORMANCE GRAPH

     The following Performance Graph compares cumulative total shareholder returns on the Common Shares (assuming reinvestment of dividends) from October 3, 1995 (when the Company's shares were first listed on the New York Stock Exchange) through December 31, 2000, with the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Insurance (Property and Casualty) Index.


                COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN*
              AMONG EVEREST RE GROUP, LTD., THE S&P 500 INDEX AND
                  THE S&P INSURANCE (PROPERTY-CASUALTY) INDEX


                              (LINE CHART OMITTED)


                                                                    Cumulative Total Return*
                                                -------------------------------------------------------------
                                                10/03/1995  12/95    12/96    12/97   12/98    12/99    12/00

EVEREST RE GROUP, LTD.                              100      119      147      213     202      117      377
S&P 500                                             100      106      130      174     224      271      246
S&P INSURANCE (PROPERTY-CASUALTY)                   100      106      129      188     175      130      203


* $100 INVESTED ON 10/3/95 IN STOCK OR ON 9/30/95
  IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

RETIREMENT PLAN

     All the executive officers of the Company, with the exception of Mr. Bennett, participate in the Everest Reinsurance Company Retirement Plan (the "Retirement Plan") and in the Supplemental Retirement Plan (the "Supplemental Plan"), both of which are defined benefit pension plans. As an employee of Bermuda Re, Mr. Bennett is not eligible to participate in the Retirement Plan and Bermuda Re does not maintain a defined benefit retirement plan. The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant's years of continuous service and final average earnings with Everest Re and certain affiliates, including during the period of affiliation with the Prudential Insurance Company of America ("Prudential"). The Supplemental Plan is a non-qualified plan that provides benefits that would otherwise be provided under the Retirement Plan formula but for the application of certain limitations on tax-qualified benefits under the Code. The Retirement Plan and the Supplemental Plan are similar to the tax-qualified and supplemental pension plans of Prudential in which the executive officers and other employees of the Company and Everest Re participated prior to the Company's initial public offering. The following table shows the estimated annual pension benefits payable at normal retirement age to a participant under the Retirement Plan and the Supplemental Plan who attains the earnings and service classifications indicated under the plans.

FINAL AVERAGE EARNINGS                             YEARS OF CONTINUOUS SERVICE
----------------------                           -------------------------------
                           5          10          15           20           25          30          35
                      --------     ---------  ---------     ---------   ---------    ---------   ---------
$   250,000 ......    $ 23,971     $ 47,581    $ 71,372      $ 95,162   $ 118,953    $ 130,988   $ 143,023
    300,000 ......      28,791       57,581      86,372       115,162     143,953      158,488     173,023
    350,000 ......      33,791       67,581     101,372       135,162     168,953      185,988     203,023
    400,000 ......      38,791       77,581     116,372       155,162     193,953      213,488     233,023
    450,000 ......      43,791       87,581     131,372       175,162     218,953      240,988     263,023
    500,000 ......      48,971       97,581     146,372       195,162     243,953      268,488     293,023
    750,000 ......      73,791      147,581     221,372       295,162     368,953      405,988     443,023
  1,000,000 ......      98,791      197,581     296,372       395,162     493,953      543,488     593,023
  1,250,000 ......     123,791      247,581     371,372       495,162     618,953      680,988     743,023
  1,500,000 ......     148,791      297,581     446,372       595,162     743,953      818,488     893,023
  1,750,000 ......     173,791      347,581     521,372       695,162     868,953      955,988   1,043,023
  2,000,000 ......     198,791      397,581     596,372       795,162     993,953    1,093,488   1,193,023
  2,250,000 ......     223,791      447,581     671,372       895,162   1,118,953    1,230,988   1,343,023
  2,500,000 ......     248,791      497,581     746,372       995,162   1,243,953    1,368,488   1,493,023
  2,750,000 ......     273,791      547,581     821,372     1,095,162   1,368,953    1,505,988   1,643,023
  3,000,000 ......     298,791      597,581     896,372     1,195,162   1,493,953    1,643,488   1,793,023

     Benefits shown in the table above are computed as a single-life annuity and reflect a reduction to recognize in part Everest Re's cost of social security benefits. A participant's "final average earnings" under the Retirement Plan will be his or her average annual "earnings" under the plan during the 72 consecutive months of continuous service in which the participant received the greatest amount of earnings out of the final 120 months of continuous service. For this purpose, "earnings" generally includes the participant's base salary, cash bonus payments under the Chief Executive Officer's Bonus Plan, the Executive Performance Annual Incentive Plan and, for participants who held positions equivalent to or senior to that of department vice president when that position existed, cash payments under the Company's Annual Incentive Plan. With respect to cash payments made under the Annual Incentive Plan through December 31, 2000, "earnings" did not include amounts in excess of 50% of salary or $275,000, whichever was greater. Moreover, "earnings" does not include any other compensation set forth in the Summary Compensation Table. Final average earnings and earnings will be determined under the Supplemental Plan in the same manner as under the Retirement Plan, except that a participant's earnings are not subject to the limitations under the Code. "Continuous service" under the Retirement Plan and Supplemental Plan will be the number of years and months worked for Everest Re and certain affiliates, including during the period of affiliation with Prudential.

     The years of continuous service for Mr. Taranto, Mr. Gallagher, Mr. Limauro and Ms. Burak to be taken into account under the Retirement Plan and Supplemental Plan (rounded to the nearest year), as of April 1, 2001, are 6, 26, 28, and 21, respectively. Final average earnings for Mr. Taranto, Mr. Gallagher, Mr. Limauro and Ms. Burak to be taken into account as of April 1, 2001 are $1,651,737, $542,003, $224,725 and $238,991, respectively. Final average earnings for Mr. Taranto include the "Additional Compensation" amounts payable under the terms of his initial Employment Agreement with the Company (see "Employment Agreements" below).

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS--MR. TARANTO

     The Company entered into an Employment Agreement with Mr. Taranto, dated as of October 11, 1994 (the "Hiring Date"), which expired on December 31, 1999. The Employment Agreement provided for an annual base salary (the "Base Salary") of $500,000, plus additional cash compensation (the "Additional Compensation") of $25,000 per month (which was not included in Mr. Taranto's salary for purposes of computing Mr. Taranto's bonus under the Annual Incentive Plan established by the Company). Each of the Base Salary and the Additional Compensation was subject to annual increases of no less than four percent nor greater than eight percent. Effective March 26, 1999, Mr. Taranto's Base Salary was increased to $608,817 and his Additional Compensation was increased to $30,463 per month. Prior to January 1, 1999, Mr. Taranto was eligible to participate in the Annual Incentive Plan with a maximum bonus equal to 80% of his Base Salary and after January 1, 1999 he was eligible for an award under the Executive Performance Annual Incentive Plan (see "Compensation Committee Report--Chief Executive Officer Compensation").

     On July 15, 1998, the Company entered into another employment agreement with Mr. Taranto (the "Second Employment Agreement"), which became effective as of January 1, 2000 and will expire on December 31, 2001 unless sooner terminated in accordance with its terms. The terms of the Second Employment Agreement are substantially similar to the terms of the Employment Agreement with the following exceptions: (a) the Second Employment Agreement is for a period of two years and provides for a base salary of $1,000,000 per year, and (b) Mr. Taranto will be eligible to participate in the Executive Performance Annual Incentive Plan. Upon entering into the Second Employment Agreement, Mr. Taranto received a non-qualified option under the Company's 1995 Stock Incentive Plan to purchase 150,000 Common Shares as a sign-on bonus.

     In connection with the restructuring of the Company, Mr. Taranto entered into an amendment to his Second Employment Agreement. The amendment provided that Mr. Taranto would be the Chairman and Chief Executive Officer of the Company after the restructuring and would provide services to the Company after the restructuring that were comparable to those required under his employment agreement prior to the restructuring. In connection with the restructuring, the Company and Everest Holdings are both parties to the employment agreement and have co-extensive rights, powers, duties and obligations. Other conforming changes were also made to the employment agreement to reflect the restructuring. In accordance with the amendment, when the Company established a new Delaware subsidiary, Everest Global Services, Inc. ("Everest Global"), to perform administrative and back-office functions for the Company and its insurance subsidiaries, Mr. Taranto transferred his employment to Everest Global.

     If the Company terminates Mr. Taranto's employment for "due cause" (as defined in the Second Employment Agreement) or Mr. Taranto voluntarily terminates his employment other than for "good reason" (as defined in the Employment Agreement and the Second Employment Agreement), Mr. Taranto will be entitled to his base salary due him through the date of termination. If the Company terminates Mr. Taranto's employment other than for due cause, or if Mr. Taranto voluntarily terminates his employment for good reason, the Company will be obligated to pay Mr. Taranto, in addition to all base salary accrued through the date of termination (i) the aggregate amount of base salary from the date of termination and through December 31, 2001, and (ii) through December 31, 2001, the aggregate bonus amounts due under the appropriate bonus plans or programs.

     In connection with the execution of the Second Employment Agreement, the Company and Mr. Taranto also entered into a Change of Control Agreement dated as of July 15, 1998. The Change of Control Agreement provides that if within one year after the occurrence of a material change (as defined in the agreement), Mr. Taranto terminates his employment for any reason or if the Company terminates Mr. Taranto's employment for any reason other than for due cause (as defined in the agreement) then (a) all of Mr. Taranto's outstanding stock options granted under the Company's stock plans shall immediately vest and become exercisable; (b) Mr. Taranto shall receive a cash payment equal to the lesser of (i) 2.99 multiplied by Mr. Taranto's annual compensation for the most recent taxable year ending prior to the date of the material change less the value of Mr. Taranto's gross income in the most recent taxable year ending prior to the date of a material change attributable to Mr. Taranto's exercise of stock options, stock appreciation rights and other stock-based awards granted Mr. Taranto by the Company and (ii) 2.99 multiplied by Mr. Taranto's "annualized includible compensation for the base period" as that phrase is defined in Section 280G(d) of the Code; (c)Mr. Taranto shall continue to be covered under the Company's medical and dental insurance plans for a period of three years from the date of termination; (d) Mr. Taranto shall receive "Special Retirement Benefits" in an amount that will equal the retirement benefits he would have received had he continued in the employ of the Company for three years following his termination under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor retirement plans adopted by the Company. In the event that the benefits Mr. Taranto receives under the Change of Control Agreement cause Mr. Taranto to receive a "Parachute Payment" within the meaning of Section 280G of the Code, Mr. Taranto's benefits will be reduced to an amount that is one dollar less than the amount that would cause a Parachute Payment. If an award made under the Change of Control Agreement nevertheless results in an assessment against Mr. Taranto of a "Parachute Tax" pursuant to Section 4999 of the Code, Mr. Taranto shall be entitled to receive an additional amount of money that would put him in the same net tax position had no Parachute Tax been incurred. The Change of Control Agreement will terminate on the earliest of (i) one year following a material change; (ii) termination by Mr. Taranto of his employment with the Company under circumstances not following a material change; (iii) the Company's termination of Mr. Taranto's employment for due cause; or (iv) December 31, 2001, or any date thereafter, with 60 days written notice.

     In connection with the restructuring, Mr. Taranto entered into an amendment to his Change of Control Agreement which provides that transactions with respect to the Company after the restructuring will trigger benefits under the agreement to the same extent as transactions with respect to Everest Holdings prior to the restructuring. Changes were also made in the Change of Control Agreement to take into account the establishment of Everest Global and Mr. Taranto's employment by that company.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS -- MR. BENNETT

     On March 23, 2000, Bermuda Re entered into an employment agreement ("Agreement") with Mr. Bennett under which he is to serve as the Managing Director and Chief Executive Officer of Bermuda Re from May 1, 2000 until May 1, 2002. The Agreement provides for an annual salary of $250,000, plus $5,000 per month as a housing allowance. Mr. Bennett is also eligible to participate in the Company's Annual Incentive Plan, which is entirely discretionary in nature and which may be amended or terminated by the Company at any time. He is also a participant in the Senior Executive Change of Control Plan. (see "Other Change of Control Arrangements").

     Pursuant to the Agreement, Mr. Bennett was granted options under the Company's 1995 Stock Incentive Plan to purchase 20,000 Common Shares of the Company. The options will vest twenty percent per year over a five-year period. Also pursuant to the Agreement, Mr. Bennett is receiving medical insurance, dental insurance and group life insurance and is participating in a qualified defined contribution plan.

     If Bermuda Re terminates Mr. Bennett's employment prior to the end of the Agreement for reasons other than misconduct or a breach of Bermuda Re's policies, a separation payment equivalent to one year's salary will be made and a reasonable allowance will be provided to move his personal possessions back to the United Kingdom. Bermuda Re may terminate Mr. Bennett's employment for cause as defined in the Agreement at any time during the term of the Agreement without prior notice. In that event, his employment with Bermuda Re shall be terminated, and except as may be required above, Bermuda Re shall have no further obligations to him..

OTHER CHANGE OF CONTROL ARRANGEMENTS

     The Company established a Senior Executive Change of Control Plan (the "Change of Control Plan"), effective September 28, 1998. The Change of Control Plan is administered by the Compensation Committee, which selects participants from among the senior executives of the Company and its subsidiaries. Among others, the Compensation Committee has selected Mr. Gallagher, Mr. Limauro, Ms. Burak and Mr. Bennett to participate in the plan.

     The Change of Control Plan provides that if within two years after the occurrence of a material change (as defined in the plan) a participant terminates his or her employment for good reason (as defined in the plan) or the Company terminates the participant's employment for any reason other than for due cause (as defined in the plan), then (a) all of the participant's outstanding stock options granted under the Company's stock plans shall immediately vest and become exercisable for three months following termination of employment; (b) all restrictions on the participant's restricted stock awarded under the Company's stock plans shall immediately terminate and lapse;
(c) the participant shall receive a cash payment equal to the participant's average salary and annual incentive bonus for the three most recent taxable years (or such shorter period as may be applicable), multiplied by a number between 2 and 2.99 determined by the Compensation Committee (for Mr. Gallagher the number is 2.99 and for Mr. Limauro, Ms. Burak and Mr. Bennett the number is
2); (d) the participant shall continue to be covered under the Company's medical and dental insurance plans for a period of two years from the date of termination; (e) the participant shall receive "special retirement benefits" in an amount that will equal the retirement benefits he or she would have received under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor plans adopted by the Company had he or she continued in the employ of the Company for a period following termination determined by the Compensation Committee. For Mr. Gallagher, the period is the greater of 3 and the number of years necessary to credit service to his 55th birthday, and for Mr. Limauro, Ms. Burak and Mr. Bennett, the period is 2 years.

CERTAIN TRANSACTIONS WITH DIRECTORS

     Two of the Company's operating subsidiaries, Everest Re and Everest National, have entered into a number of business transactions with Healthcare Risk Management Services, Inc. ("Healthcare Risk Management"). Healthcare Risk Management is a company in which Mr. Galtney, a member of the Board, maintained a substantial ownership position during 2000. In 2000, as a result of these transactions, Everest Re paid to Healthcare Risk Management, a licensed reinsurance intermediary that routinely presents risks to Everest Re, brokerage fees of $89,700 in respect of 1999 business and $34,500 in respect of 2000 business. Brokerage payable to Healthcare Risk Management as of January 1, 2001 was $34,500. Everest National also has a business relationship with WorkCare Northwest, Inc. ("WorkCare Northwest"), a company in which Mr. Galtney's brother, Edward B. Galtney, holds a 90% ownership interest. In 2000, Everest National incurred and paid commissions in the amount of $1,629,086 to WorkCare Northwest for insurance agency services as a program administrator under Everest National's Idaho Workers Compensation Program. In 2000, Everest Re also paid Western Litigation Specialists, Inc., a subsidiary of The Galtney Group, Inc. (in which William Galtney holds an ownership and controlling interest) fees of $100,000 to administer and manage claims for St. Louis University Self Insured Trust Program.

               PROPOSAL NO. 2--APPOINTMENT OF INDEPENDENT AUDITORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2001 AND THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO SET THE FEES FOR THE INDEPENDENT AUDITORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

     The Company's independent auditors are appointed each year at the Annual General Meeting of Shareholders pursuant to the Board's recommendation, which in turn is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. Representatives of PricewaterhouseCoopers LLP will be present at the 2001 Annual General Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions of shareholders.

                         MISCELLANEOUS--GENERAL MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commis-sion (the "SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received and written representations that no other reports were required, the Company believes that all of its officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions during fiscal year 2000.

SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL GENERAL MEETING OF SHAREHOLDERS

     To be considered for inclusion in the Company's Proxy Statement relating to the 2002 Annual General Meeting of Shareholders, a shareholder proposal must be received by the Secretary of the Company in proper form at the Company's registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda no later than December 15, 2001.

     The proxy solicited by the Board of Directors relating to the 2002 Annual General Meeting of Shareholders shall confer discretionary authority to vote on a shareholder proposal if the Secretary of the Company receives notice of that proposal after February 28, 2002.

     Shareholders who intend to nominate persons for election as directors at general meetings must comply with the advance notice procedures set forth in the Bye-Laws of the Company in order for such nominations to be properly brought before that general meeting. These advance notice procedures require that written notice of a shareholder's intent to make such a nomination at the 2002 Annual General Meeting of Shareholders must be received by the Secretary of the Company between November 15, 2001 and December 15, 2001.

PROXY SOLICITATIONS

     The expense of proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors or officers who are employees of the Company and its subsidiaries without additional compensation. In addition, Corporate Investor Communications, Inc. will provide solicitation services to the Company for a fee of approximately $4,500 plus out-of-pocket expenses. The firm will solicit proxies by personal interview, telephone, telegraph and mail. The Company will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

TRANSFER AGENT AND REGISTRAR

     The Company has appointed EquiServe Trust Company, N.A. to serve as transfer agent, registrar and dividend paying agent for the Common Shares. Correspondence relating to any share accounts or dividends should be addressed to:

         EquiServe Trust Company, N.A.
         P.O. Box 2500
         Jersey City, NJ 07303-2500
         (201) 324-0498

     All transfers of certificates for Common Shares should also be mailed to the above address.

                                       By Order of the Board of Directors
                                       Janet J. Burak
April 14, 2001                         SECRETARY

                                    EXHIBIT A


                             EVEREST RE GROUP, LTD.
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER

I. PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to governmental bodies or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

     o Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

     o Review and appraise the audit efforts of the Company's independent accountants and internal audit department.

     o    Provide  an  open  avenue  of  communication   among  the  independent
          accountants, senior management, the internal audit department, and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

     The Audit Committee shall be comprised of at least three (3) and no more than five (5) directors as determined by the Board, each of whom are independent of the management of the Company, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

     The Committee shall hold regularly scheduled meetings at least three (3) times a year in conjunction with the regularly scheduled Board meetings. The Committee should meet at least annually with the chief financial officer, the director of the internal audit department and the independent accountants in separate executive sessions to discuss any matters that the Committee or these individuals believe should be discussed privately. In addition, the Committee should hold such other special meetings as circumstances dictate.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

FINANCIAL REPORTING

       1.  Monitor  significant  accounting  and  reporting  issues,   including
professional and regulatory pronouncements, and understand their impact on the Company's financial statements.

       2. Review and discuss the Company's annual audited financial statements with management.

       3. Review  with  financial  management  and the  independent  accountants
matters   described  in  SAS  No.  61,  as  they  relate  to  interim  financial information, as soon as practicable following the close of each fiscal quarter.

       4. Discuss with the independent accountants their judgments about the acceptability and quality of the Company's accounting principles as applied in its financial reporting; the discussion should include such issues as:

     o Selection of new or changes to the Company's accounting or auditing principles and practices

     o    Estimates, judgments and uncertainties

     o    Unusual transactions

     o Accounting policies relating to significant financial items, including the timing of transactions and the period in which they are recorded.

       5. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

       6.  Review  any  significant   disagreement   among  management  and  the
independent accountants in connection with the preparation of the financial statements.

       7. Advise the Board whether, based on review and discussions with management and the independent accountants, the Committee would recommend that the audited financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

       8. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as discussed with the Audit Committee, have been implemented.

INDEPENDENT ACCOUNTANTS

       9. Recommend to the Board of Directors the selection of the independent accountants, which firm is ultimately accountable to the Committee and the Board.

       10. Receive on an annual basis a formal written statement from the independent accountants delineating all relationships with the Company and discuss with the independent accountants any disclosed relationships or services that may impact their objectivity and independence and, if so determined recommend that the Board take appropriate action to satisfy itself of the accountants independence.

       11. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

       12. Periodically consult with the independent accountants out of the presence of management about internal controls and the quality and acceptability of the organization's financial statements.

INTERNAL AUDIT

       13. Review the reports to management prepared by the internal audit department as well as management's responses to such reports and meet periodically with the director of internal audit to review implications for the Company's system of internal controls.

       14. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

       15. Review activities, organizational structure, and qualifications of the internal audit department.

MONITORING / COMPLIANCE

       16. Review and reassess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

       17. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's proxy statement.

       18. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

       19. Review management's monitoring of compliance with the Company's Ethic Guidelines, and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

       20.  Review,  with  the  Company's  counsel,   legal  compliance  matters
including corporate securities trading policies.

       21. Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

       22. Perform  any other activities  consistent  with   this  Charter,  the
Company's Bye-laws and governing law, as the Committee or the Board deems necessary or appropriate.

       23. Report to the Board following the meetings of the Committee.

       24. Maintain minutes or other records of meetings and activities of the Committee.

       25. Monitor the policies and procedures in effect for the review of officer's expenses and perquisites.

       26. Review and discuss with management the findings of any examination conducted by regulatory agencies.

 P
 R
 O
 X
 Y

                                      PROXY

                             EVEREST RE GROUP, LTD.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints J.V. Taranto, S.L. Limauro, and J.J. Burak, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the Common Shares of EVEREST RE GROUP, LTD. held in the name of the undersigned at the close of business on March 30, 2001, at the Annual General Meeting of Shareholders to be held on May 23, 2001, at the Royal Pavilion Hotel, Porters, St. James, Barbados at 11:00 a.m. (local time), and at any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, on the matters set forth hereon in accordance with any directions given by the undersigned and, in their discretion, on all other matters that may properly come before the Annual General Meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

     You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.



                                                                  SEE REVERSE
                                                                      SIDE

                              Fold and Detach Here

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

                                                                            6287

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                     FOR ALL NOMINEES LISTED              WITHHOLD
                      (EXCEPT AS MARKED TO           AUTHORITY TO VOTE
                          THE CONTRARY)             FOR NOMINEES LISTED

1. Election of
   Directors                  [_]                           [_]


INSTRUCTION:  to withhold  authority to vote for any individual  nominee,  write that nominee's name on the space provided below.

-------------------------------------------------------------------------------



To elect Kenneth J. Duffy and Joseph V. Taranto as Directors of the Company for a three-year term ending in 2004.

                                                  FOR     AGAINST    ABSTAIN

2. To appoint PricewaterhouseCoopers              [_]       [_]        [_]
   as the Company's independent
   auditors for the year ending
   December 31, 2001 and authorize
   the Board of Directors to set the fees
   for the independent auditors.

                    In their discretion, upon such other matters as may properly come before the meeting, and any and all adjournments thereof, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.


                    IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



SIGNATURE(S)                                      DATE
--------------------------------------------------------------------------------

Sign exactly as name appears hereon. When signing in a representative capacity, please give full title.

                              Fold and Detach Here


                             EVEREST RE GROUP, LTD.

                         ANNUAL MEETING OF SHAREHOLDERS
                       WEDNESDAY, MAY 23, 2001, 11:00 A.M.
                              ROYAL PAVILION HOTEL
                          PORTERS, ST. JAMES, BARBADOS